SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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JAMES RIVER COAL COMPANY

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JAMES RIVER COAL COMPANY
901 E. BYRD STREET
SUITE 1600
RICHMOND, VIRGINIA 23219

April 5, 2013

To Our Shareholders:

On behalf of the Board of Directors and management of James River Coal Company, I cordially invite you to the 2013 Annual Meeting of Shareholders to be held on Monday, May 13, 2013, at 9:00 a.m., local time, at the Company’s principal office, located at 901 E. Byrd Street, Suite 1600, in Richmond, Virginia.

At the 2013 Annual Meeting, shareholders will be asked to consider and vote upon:

(i)	the re-election of two current directors,
(ii)	the approval of potential common stock issuances,
(iii)	a non-binding resolution to approve the compensation of the Company’s Named Executive Officers, and
(iv)	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013.

Information about the nominees for director and certain other matters is contained in the accompanying Proxy Statement. A copy of our 2012 Annual Report to Shareholders, which contains financial statements and other important information about our business, is also enclosed.

It is important that your shares of stock be represented at the meeting, regardless of the number of shares you hold. You may vote by telephone (by using the toll-free number on your proxy card), Internet (by using the Internet address on your proxy card), or by marking and mailing the enclosed proxy card.

Regardless of whether you plan to attend the meeting in person, please vote by one of the methods set forth on your proxy card as soon as possible. If you do attend and wish to vote in person, you may revoke your proxy at that time.

I hope you are able to attend the meeting, and look forward to seeing you.

Sincerely,

Peter T. Socha
Chairman of the Board, President and
Chief Executive Officer

JAMES RIVER COAL COMPANY
901 E. BYRD STREET
SUITE 1600
RICHMOND, VIRGINIA 23219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 13, 2013

To the Shareholders of James River Coal Company:

Notice is hereby given that the 2013 Annual Meeting of Shareholders of James River Coal Company will  be held at 9:00 a.m., local time, on Monday, May 13, 2013, at the Company’s principal office, located at 901 E. Byrd Street, Suite 1600, in Richmond, Virginia, for the following purposes:

1.	To elect two directors, whose terms, if re-elected, will expire in 2016;
2.	To approve potential common stock issuances;
3.	To consider a non-binding resolution to approve the compensation of the Company’s Named Executive Officers;
4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013; and
5.	To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Only holders of James River Coal Company’s Common Stock of record as of the close of business on Monday, March 11, 2013 are entitled to vote at the 2013 Annual Meeting. A Proxy Statement and a proxy card solicited by the Board of Directors are enclosed herewith. Your vote is important, and we ask that you vote as soon as possible in one of the following ways:

•	Use the toll-free telephone number shown on the enclosed proxy;
•	Visit the website listed on your proxy card; or
•	Mark, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

By Order of the Board of Directors,

Andrew B. Hampton
Secretary

April 5, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2013

The Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders and the Company’s 2012 Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at http://ir.jamesrivercoal.com/annuals.cfm.

i

JAMES RIVER COAL COMPANY
901 E. BYRD STREET
SUITE 1600
RICHMOND, VIRGINIA 23219

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD MAY 13, 2013

INTRODUCTION

This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of James River Coal Company (“James River” or the “Company”) for use at James River’s 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”) to be held on Monday, May 13, 2013, including any postponement, adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of 2013 Annual Meeting. Management intends to mail this Proxy Statement and the accompanying form of proxy to shareholders on or about April 5, 2013.

Only shareholders of record at the close of business on March 11, 2013 (the “Record Date”) are entitled to notice of and to vote in person or by proxy at the 2013 Annual Meeting. As of the Record Date, there were 35,862,549 shares of common stock, $0.01 par value per share (the “Common Stock”), of James River outstanding and entitled to vote at the 2013 Annual Meeting.

Proxies in the accompanying form duly executed and returned to the management of James River, and not revoked, will be voted at the 2013 Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of James River or by personally withdrawing the proxy at the 2013 Annual Meeting and voting in person.

Proxies that are executed, but that do not contain any specific instructions, will be voted for the election of the nominees for director specified herein, for the approval of potential common stock issuances as described herein, for the non-binding resolution to approve the compensation of the Company’s Named Executive Officers described herein, and for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013 described herein. The persons appointed as proxies will vote in their discretion on any other matter that may properly come before the 2013 Annual Meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the 2013 Annual Meeting.

A copy of James River’s 2012 Annual Report on Form 10-K for the year ended December 31, 2012, is being furnished herewith. Any shareholder of record or beneficial shareholder as of the Record Date may request a copy of any exhibits to the 2012 Annual Report on Form 10-K, upon payment of James River’s reasonable expenses in furnishing the exhibits, by submitting a written request to:

James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, Virginia 23219
Attn.: Secretary

If the person requesting exhibits was not a shareholder of record on the Record Date, the request must include a representation that the person was a beneficial owner of Common Stock on that date.

VOTING PROCEDURES

The Board of Directors has designated Peter T. Socha and Samuel M. Hopkins, II, and each or either of them, as proxies to vote the shares of Common Stock solicited on its behalf. If you vote by proxy (whether by phone, Internet, or in writing using the proxy card), you may subsequently revoke that proxy any time before it has been exercised by: (i) giving written notice to the secretary of the Company; (ii) delivery of a later dated proxy; or (iii) attending the 2013 Annual Meeting, notifying the secretary of the Company or his delegate and voting in person. The shares represented by the proxy will be voted in accordance with the directions given unless the proxy is mutilated or otherwise received in such form as to render it illegible.

Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of holders of a majority of the outstanding shares of the Company’s Common Stock at the 2013 Annual Meeting is necessary to constitute a quorum. Abstentions and “broker non-votes” will be included in determining whether a quorum is present at the 2013 Annual Meeting, but will otherwise have no effect on any matter. Broker non-votes occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions, and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. The required vote for each item of business at the 2013 Annual Meeting, in each case assuming the presence of a quorum, is as follows:

•	For Proposal One, the re-election of two directors whose terms will end in 2016, the nominees for each vacancy receiving the greatest number of votes at the 2013 Annual Meeting shall be deemed elected to serve such term, even though such nominees may not receive a majority of the votes cast. Because directors are elected by plurality vote, abstentions and broker non-votes will have no effect on voting for this item.
•	For Proposal Two, the approval of potential common stock issuances, if more shares are voted in favor of such proposal than against it, the matter shall be approved.
•	For Proposal Three, the non-binding resolution to approve the compensation of the Company’s Named Executive Officers, if more shares are voted in favor of such approval than against it, the matter shall be approved.
•	For Proposal Four, the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2013, if more shares are voted in favor of such ratification than against it, the matter shall be approved.
•	For any other business at the 2013 Annual Meeting, if more shares are voted in favor of the matter than against it, the matter shall be approved, unless the vote of a greater number is required by law.

Shareholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted “FOR” the election of all nominees, “FOR” the approval of potential common stock issuances, “FOR” the non-binding resolution to approve the compensation of the Company’s Named Executive Officers, and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2013, and in the discretion of the proxies with respect to any other matters that properly come before the meeting.

If your shares of Common Stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted — the instructions may appear on the special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting. If you do hold your shares in “street name” and plan on attending the 2013 Annual Meeting, you should request a proxy from your broker or other nominee holding your shares in street name on your behalf in order to attend the 2013 Annual Meeting and vote at that time (your broker may refer to it as a “legal” proxy).

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board is divided into three classes of directors serving staggered three-year terms. As required by the Company’s Articles of Incorporation and Section 13.1-678 of the Virginia Stock Corporation Act, the three classes of the Board must be as nearly equal in number as possible. The Board is currently comprised of five directors. The Board has nominated Messrs. Kujawa and Socha to each serve a three-year term that will expire in 2016, and Messrs. Kujawa and Socha have indicated that they will serve if elected. If any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors.

The following information is as of February 15, 2013 and has been furnished by the nominees for director and the continuing directors. Except as otherwise indicated, the nominees and the continuing directors have been or were engaged in their present or last principal employment, in the same or a similar position, for more than five years.

Nominees for Director at the 2013 Annual Meeting and Whose Terms Will Expire in 2016 if Elected

Name (Age)	Information About the Continuing Directors
Leonard J. Kujawa (80)	Mr. Kujawa has been a Director since May 2004. Mr. Kujawa previously served as a partner at Arthur Andersen & Co. from 1965 to 1995. When he retired in 1995, he had worldwide management responsibility for services to clients in the utility, energy and telecommunications fields. For over ten years, Mr. Kujawa has participated extensively in the restructuring and privatization of energy companies around the world. Mr. Kujawa was a Senior Advisor to Cambridge Energy Research Associates, leading their program for Chief Financial Officers and Chief Risk Officers. Mr. Kujawa currently serves as a utility industry financial consultant in Asia. Mr. Kujawa previously served on the Boards of American Electric Power, China Tobacco Mauduit (Jiangmen) Paper Industry Company and Schweitzer-Mauduit International. Mr. Kujawa has a B.B.A. (with distinction) and a M.B.A. from the University of Michigan. Mr. Kujawa is a Certified Public Accountant.
In 2012 Mr. Kujawa participated in the KPMG Audit Committee Institute Round Table, the Corporate Board Audit Chairs Peer Exchange where he chaired one of the peer exchange groups, and the Corporate Board Annual Board Summit.
Through his many years of experience as a partner at Arthur Andersen, Mr. Kujawa is able to provide financial accounting knowledge that is critical to our board of directors. Mr. Kujawa’s experience with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of public companies, from an independent auditor’s perspective and as a board member and audit committee member of other public companies, makes him a valuable asset to our board of directors. Additionally, Mr. Kujawa’s board experience in the utility industry provides our board with crucial insight into the utility industry, which serves as one of our primary customers. Mr. Kujawa’s financial expertise in particular qualifies him to chair the Audit Committee, and the Board of Directors has designated him an “audit committee financial expert” as defined in SEC rules.

Name (Age)	Information About the Continuing Directors
Peter T. Socha (53)	Mr. Socha serves as our Chairman, Chief Executive Officer and President. He joined the Company in March 2003. Mr. Socha has a B.S. degree in Mineral Engineering and a M.A. degree in Corporate Finance, both from the University of Alabama.
As our Chief Executive Officer and President, Mr. Socha provides essential insight and guidance to our Board of Directors from an inside perspective of our day-to-day operations. Additionally, Mr. Socha has served in the capacity of a chief executive officer and chairman on various boards since 1992. This experience, along with his mineral engineering background, makes him invaluable in providing key senior management and operational experience to our board of directors.

Director Whose Term Will Expire in 2014

Name (Age)	Information About the Continuing Directors
Alan F. Crown (65)	Mr. Crown has been a Director since May 2004. He has served since April 2007 as an Operating Partner at Comvest Investment Group. Mr. Crown previously served from January 2004 to April 2007 as President and Chief Operating Officer of Transload America, LLC, a waste haulage company. Prior to that, Mr. Crown was employed by CSX Transportation, a major eastern railroad, from 1966 until he retired in September 2003. From 1999 to 2003, Mr. Crown served as Vice President — Central Region (1999 – 2000), Senior Vice President — Transportation (2000 – 2002), and Executive Vice President (2002 – 2003) of CSX Transportation. Mr. Crown attended the University of Baltimore.
Mr. Crown has extensive experience in the railroad industry. His vast understanding of, and experience with, the transportation aspects of our industry provide him with a unique understanding of the coal industry that is critical to our board of directors. Mr. Crown’s strong operating and leadership experience qualifies him to serve as chair of our Governance Committee.

Directors Whose Terms Will Expire in 2015

Name (Age)	Information About the Nominees
Ronald J. FlorJancic (62)	Mr. FlorJancic has been a Director since August 2006. Mr. FlorJancic has been an independent consultant to the coal, coalbed methane and energy and telecommunications industries since 2003. From 2003 to January 2010, he was a Principal and Partner at Customer Care Specialists, Inc., a management consulting firm. Mr. FlorJancic spent 30 years with CONSOL Energy Inc. in various positions of operations, safety, coal trading, transportation and distribution, and sales and marketing. He was chief of mergers and acquisitions and an active principal in CONSOL Energy's initial public offering. Mr. FlorJancic retired from CONSOL Energy in 2003 as Executive Vice President. In July of 2011, Mr. FlorJancic joined the Board of Managers of Quality Magnetite, LLC, a privately held producer of magnetite (See “Transactions with Related Persons” on page 16).

Name (Age)	Information About the Nominees
Mr. FlorJancic is a Certified Mine Foreman — Pennsylvania. Mr. FlorJancic earned a B.S. in Business (with distinction) and a M.B.A. from Indiana University. Mr. FlorJancic attended the Executive Management Program at Emory University.
With over 30 years of coal industry experience, Mr. FlorJancic is able to provide our board of directors with a first-hand understanding and knowledge of our industry. Mr. FlorJancic’s industry knowledge and experience provides our board of directors with an operational understanding of the coal industry.
Joseph H. Vipperman (72)	Mr. Vipperman has been a Director since June 2005. Mr. Vipperman retired in 2002 after more than 40 years with American Electric Power (AEP) and its subsidiary companies. When he retired, Mr. Vipperman was serving as Executive Vice President-Shared Services for American Electric Power Services Corporation. He has also served as Chairman of both the Virginia Center for Energy and Economic Development and the Roanoke Regional Chamber of Commerce, on the Advisory Board of Norfolk Southern Corporation, and as a Director of the Virginia Coal Council, Shenandoah Life Insurance Company and Roanoke Electric Steel. Mr. Vipperman earned a bachelor’s degree in Electrical Engineering from Virginia Polytechnic Institute and a master’s degree in Industrial Management from Massachusetts Institute of Technology.
Mr. Vipperman brings to the board of directors over 40 years of experience in the utility industry that allows him to provide crucial insight to this area. Additionally, Mr. Vipperman’s experience as Executive Vice President-Shared Services for AEP has provided him with an understanding of both the accounting and human resource functions of a large and complex organization. This experience has given him a working knowledge of compensation issues that makes him uniquely qualified to serve as the head of our Compensation Committee.

At the 2013 Annual Meeting, two individuals will be elected to serve as directors of the Company for a term scheduled to end in conjunction with the 2016 annual meeting of shareholders or until his successor is duly elected and qualified. Each of the above nominees for such term has consented to be named herein and to serve as director, if elected. However, if any nominee becomes unavailable for election, it is the intention of the persons named in the accompanying form of proxy to vote the shares for the election of such other person as may be designated by the Board of Directors, if any.

Proxies cannot be voted for a greater number of persons than the number of nominees named above. It is the intention of the persons named in the accompanying form of proxy, absent contrary instructions thereon, to vote such proxy for the election to the Board of Directors of the individuals nominated.

Vote Required and Recommendation of the Board

The nominees for each vacancy receiving the greatest number of votes shall be deemed elected, even though such nominee may not receive a majority of the votes cast. Because directors are elected by plurality vote, abstentions and broker non-votes have no effect on the voting of directors.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

PROPOSAL TWO:

APPROVAL OF POTENTIAL COMMON STOCK ISSUANCES

The Company is in the process of evaluating a wide range of alternative means of strengthening its balance sheet and improving its liquidity. Some of these potential alternatives include transactions where we might sell our common stock and/or securities convertible into or exercisable for our common stock or where our existing debt might be exchanged for our common stock and/or securities convertible into or exercisable for our common stock (the “Potential Issuances”). The purposes of any such transactions would be to raise working capital in order to improve our liquidity, to restructure and/or otherwise reduce our existing debt, and ultimately to improve our strategic and financial flexibility.

Because our common stock is listed on the NASDAQ Global Select Market, we are subject to the NASDAQ Stock Market Rules (the “NASDAQ listing rules”). Under these rules, subject to limited exceptions, we must obtain shareholder approval prior to the issuance of common stock or securities convertible into or exercisable for common stock, if (i) the issuance or potential issuance of such securities would represent 20% or more of our total shares of common stock outstanding before the issuance, and (ii) the price per share of common stock in the transaction would be less than the greater of our book value per share or our stock’s market price per share. The book value of our common stock as of December 31, 2012 was approximately $7.10 per share, while the market value of our common stock on March 18, 2013 was $2.32 per share, which reflects the substantial decline in the market price of our common stock in the last year (along with the market price of all other publicly-traded coal mining companies). Given this disparity between book value and market price, we do not believe that transactions involving the issuance of common stock priced at a value greater than our book value are likely to be available to us in any meaningful amount. As a result, the Company would be prevented from engaging in transactions involving the issuance of 20% or more of the current shares of common stock outstanding without shareholder approval. We believe that having the ability to issue common stock or securities convertible into or exchangeable for common stock in transactions at less than book value and in amounts greater than 20% of our current shares outstanding would give the Company greater flexibility to engage in transactions designed to strengthen our balance sheet and would therefore be in the best interests of the Company and our shareholders.

We are therefore seeking shareholder approval to the extent necessary under applicable NASDAQ listing rules to complete Potential Issuances from time to time at a price per share of common stock issued or issuable that may be less than our book value per share at the time of the Potential Issuance. Any issuances subject to this approval would be made within the following parameters, which the Company could not vary without obtaining further shareholder approval:

•	Total Number of Shares. The number of shares of our common stock subject to such issuances would not exceed 40 million shares in the aggregate. As of March 11, 2013, the Company had 35.8 million shares of common stock issued and outstanding. If the Company were to issue the full 40 million shares subject to this approval in Potential Issuances, the outstanding shares of the Company would increase by approximately 112%.
•	Aggregate Dollar Amount of Consideration for Shares. The maximum dollar amount of consideration for the shares that could be issued pursuant to this proposal (calculated as of the date of the issuance of the Subject Securities, as defined below) is $284 million, which is equal to the 40 million shares approved for issuance multiplied by the Company’s book value per share as of December 31, 2012, $7.10.
•	Per Share Price. Shares issued or issuable in any Potential Issuance could take the form of common stock, or debt instruments convertible into common stock or options or warrants exercisable for common stock (the “Subject Securities”). The consideration we receive for such securities (in the case of options or warrants exercisable for our common stock, the sum of the issuance price of the option or warrant plus the exercise price per share thereunder) may consist of cash and/or the surrender of any of our existing debt.

Shares issued or issuable in any Potential Issuance:

•	will not be issued at a price representing a discount greater than 30% of the market value of our common stock as of the date of issuance of the Subject Securities, and
•	will not be issued at a price representing a discount greater than 80% of the book value of our common stock as of the date of issuance of the Subject Securities.

NASDAQ rules requiring us to obtain this shareholder approval only compare a stock issuance price to the then-current market price and book value when determining the maximum discounts to market value and book value discussed above. Thus the above maximum discount figures do not take into account any future positive impact that any particular transaction might have on such measures. The Company’s intention is to only issue shares in transactions that it believes would have a positive future impact on the Company’s market share price and/or its book value.

•	Purpose of any Potential Issuances. The purpose of any transaction undertaken by the Company that is subject to this shareholder approval will be to strengthen the balance sheet through the improvement of liquidity and/or the reduction of debt, and any capital raised in such transaction will be used only for those purposes. The approval does not cover options, warrants or shares that may be issued as compensation to any officer, director, employee or consultant of the Company.
•	Time Frame for Transactions. If there is any issuance of our common stock or securities convertible into or exercisable for our common stock in a Potential Issuance, such transaction will be closed prior to the date that is three (3) months from the date of shareholder approval of this proposal, unless NASDAQ allows such time period to be extended.

We have no agreements in place at this time to issue any shares of common stock or securities convertible into or exchangeable for shares of common stock that would require the shareholder approval being sought herein, and there can be no assurance that any such transaction will take place. The terms of any securities issued or issuable in any Potential Issuance will be determined by the board of directors without further shareholder approval. We expect that any common stock issued or issuable in any Potential Issuance will be listed on The NASDAQ Global Select Market under the symbol “JRCC.”

Vote Required and Recommendation of the Board

Under the NASDAQ listing rules, approval of the issuance of shares of our common stock and/or securities convertible into or exercisable for shares of our common stock pursuant to the Potential Issuances requires the affirmative vote of a majority of the total votes cast on this Proposal Two. Proposal Two will be approved if the number of shares voted in favor of such proposal exceeds the number of shares voted against such proposal. As such, abstentions and broker non-votes will not affect the outcome of the vote but will be counted for determining the existence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF POTENTIAL COMMON STOCK ISSUANCES AS DISCLOSED IN THIS PROXY STATEMENT. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

PROPOSAL THREE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the Securities & Exchange Commission’s rules.

As described in detail under the heading “Compensation of Executive Officers and Directors — Compensation Discussion and Analysis,” the primary objectives of our executive compensation program are to enhance the profitability and growth of the Company, and thus shareholder value, by aligning executive compensation with the Company’s business goals and performance and by attracting, retaining and rewarding executive officers who contribute to the long-term success of the Company. The Company also seeks to provide a compensation program that is both competitive in the marketplace and that is internally equitable based upon the level of responsibility that the executive holds. Please read the “Compensation Discussion and Analysis” beginning on page 17 for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

We are asking our shareholders to indicate their support for the Named Executive Officers’ compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, in the Company’s Proxy Statement for its 2013 Annual Meeting is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors currently intend to take into account the outcome of the most recent advisory vote on Named Executive Officer compensation when considering future executive compensation arrangements for the Named Executive Officers, although they are under no obligation to do so.

Vote Required and Recommendation of the Board

Approval of the Company’s compensation of its Named Executive Officers requires that more shares be voted in favor of such approval than against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. PROXIES SOLICITIED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

PROPOSAL FOUR:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as our independent registered public accountants and audited our annual financial statements for the fiscal year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012. KPMG LLP has served as our independent registered public accountants since fiscal year 1988.

The Audit Committee has appointed KPMG LLP as our independent registered public accountants for fiscal year 2013. The shareholders are asked to ratify this appointment at the annual meeting. In the event shareholders do not ratify the appointment of KPMG LLP as our independent registered public accountants for 2013, the Audit Committee will review its future selection of our independent registered public accountants.

A representative of KPMG LLP will be present at the annual meeting and will be available to respond to appropriate questions. We do not anticipate that the representative will make a prepared statement at the meeting; however, he or she will be free to do so if he or she chooses.

Vote Required and Recommendation of the Board

Ratification of the appointment of KPMG LLP as our independent registered public accountants for 2013 requires that more shares be voted in favor of such ratification than against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013. PROXIES SOLICITIED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

BOARD MATTERS

The Company’s Articles of Incorporation provide that the Board of Directors shall consist of not less than three nor more than 15 directors, with the exact number being set from time to time by the Company’s Bylaws. Currently, the Board consists of five directors in accordance with the Company’s Bylaws.

Board Leadership Structure

The Board of Directors has not separated the position of Chairman of the Board and Chief Executive Officer. Peter T. Socha currently serves as both Chairman and Chief Executive Officer of the Company. Each of the standing committees of our Board of Directors is chaired by an independent director and each of our Audit, Compensation and Governance Committees is comprised entirely of independent directors.

The Board of Directors believes that combining the position of Chief Executive Officer and Chairman of the Board allows the Chief Executive Officer to serve as a bridge between management and the Board, ensuring that both groups act with a common purpose. The Chief Executive Officer is the individual selected by the Board of Directors to manage the Company on a day to day basis, and his direct involvement in the Company’s operations makes him well positioned to lead productive Board strategic planning sessions and determine the time allocated to each agenda item in discussions of the Company’s short- and long-term objectives.

Additionally, the Board has not appointed a lead independent director. Currently, the Board consists of five directors, four of whom are independent. Due to the small size of the Board, all of the independent directors are able to closely monitor the activities of the Company and meet regularly in executive sessions without management to discuss the development and strategy of the Company. These executive sessions allow the independent directors to review key decisions and discuss matters in a manner that is independent of our Chief Executive Officer. Therefore, the Board has determined that a lead independent director is not necessary at this time. As the composition of the Board changes and/or grows in the future, the Board of Directors intends to reevaluate the need for a lead independent director.

Board Independence

The Board has determined that a majority of the members of the Board of Directors are independent, as “independent” is defined under applicable federal securities laws and the Nasdaq Marketplace Rules. The independent directors are directors Crown, FlorJancic, Kujawa and Vipperman.

Meetings and Committees of the Board

The Board of Directors meets on a regular basis to supervise, review and direct James River’s business and affairs. During fiscal 2012, the Board of Directors had three committees to which it assigned certain responsibilities in connection with the governance and management of its affairs: an Audit Committee, a Compensation Committee and a Governance Committee. Each committee operates under a written charter adopted by the Board. During the 2012 fiscal year, the Board held 7 meetings. During the 2012 fiscal year, each of the directors attended all of (i) the Board meetings held during the period for which he was a director and all of the meetings of committees on which he served, except that Mr. Vipperman did not participate in one joint telephonic meeting of the Board of Directors and the Audit Committee.

The composition of the Board committees for fiscal 2012 was as follows:

Name of Director	Audit	Compensation	Governance
Non-Employee Directors
Alan F. Crown		X	X*
Ronald J. FlorJancic	X	X	X
Leonard J. Kujawa	X*		X
Joseph H. Vipperman	X	X*	X
Employee Director
Peter T. Socha

*	Denotes Chairman.

Audit Committee.  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its financial and other oversight responsibilities. A copy of the Audit Committee Charter is available at the Company’s internet site (http://ir.jamesrivercoal.com/documentdisplay.cfm?DocumentID=3225). The Audit Committee’s duties, responsibilities and activities include reviewing James River’s financial statements, reports and other financial information, overseeing the annual audit and the independent registered public accountants, reviewing the integrity of James River’s financial reporting process and the quality and appropriateness of its accounting principles, and reviewing and monitoring the investment of the assets of the Company's pension plan. The Audit Committee held 8 meetings during fiscal 2012. The Report of the Audit Committee is included herein beginning at page 30.

The Board has determined that Mr. Kujawa satisfies the “audit committee financial expert” criteria adopted by the SEC under Section 407 of the Sarbanes-Oxley Act of 2002 and serves as the Audit Committee Chairman. The members of the Audit Committee are all “independent” and meet the financial literacy requirements of the Nasdaq listing standards.

Compensation Committee.  The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to executive compensation, and also administers our equity incentive and bonus plans. The Compensation Committee amended its Charter, effective March 1, 2013 to comply with new Nasdaq listing standards. A copy of the amended Compensation Committee Charter is available at the Company’s internet site (http://ir.jamesrivercoal.com/documentdisplay.cfm?DocumentID=3226). The Compensation Committee held 1 meeting during fiscal 2012. The Board has determined that all of the members of the Compensation Committee are “independent” and meet the compensation committee eligibility standards pursuant to the Nasdaq listing standards. The Compensation Committee Report is included herein beginning at page 17.

Governance Committee.  The Governance Committee assists the Board of Directors in fulfilling its responsibilities with respect to: (1) Board and committee membership, organization and function; (2) director qualifications and performance; and (3) corporate governance. A copy of the Governance Committee Charter is available at the Company’s internet site (http://ir.jamesrivercoal.com/documentdisplay.cfm?DocumentID=3227). The Board has determined that all of the members of the Governance Committee are “independent” under the Nasdaq listing standards. The Governance Committee held 3 meetings during fiscal 2012.

Board members are encouraged to attend the Company’s 2013 Annual Meeting of Shareholders. All directors attended the Company’s 2012 Annual Meeting of Shareholders.

Board’s Role in Risk Management Process

Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. The Board, under the leadership of the Audit Committee and with assistance from members of senior management and other Company employees, completed its annual formal risk assessment and management analysis during 2012, which covered operational, financial, legal and regulatory, strategic, competitive and reputational risks. The Board also receives regular reports from members of senior management on these and other areas of material risk to the Company. Additionally, senior management is available to address any questions or concerns raised by the Board on risk management-related matters.

While the Board is ultimately responsible for risk oversight at the Company, our three Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In addition to leading the risk assessment process completed during 2012, the Audit Committee generally assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, and internal controls, and, in accordance with the Nasdaq rules, discusses policies with respect to risk assessment and risk management. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Director Nominations

Nominations Process.  The Governance Committee is responsible for considering and making recommendations to the Board concerning nominees to recommend to the shareholders in connection with the Company’s annual meeting of shareholders, and nominees for appointments to fill any vacancy on the Board. To fulfill these responsibilities, the Governance Committee periodically considers and makes recommendations to the Board regarding what experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for re-election, the Board and the Governance Committee evaluate each incumbent’s continued service in light of the Board’s collective requirements at the time such director’s class comes up for re-election.

When the need for a new director arises (whether because of a newly created Board seat or vacancy), the Governance Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including by engaging director search firms. The Governance Committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more Board members. The Governance Committee then makes a recommendation to the Board based on its review, the results of interviews with the candidate and all other available information. The Board makes the final decision on whether to invite the candidate to join the Board.

Director Qualifications.  The Governance Committee is responsible for considering and making recommendations to the Board concerning criteria for the selection of qualified directors. At a minimum, directors should have high moral character and personal integrity, demonstrated accomplishment in his or her field, the ability to devote sufficient time to carry out the duties of a director, and be at least 21 years of age. In addition to these minimum qualifications for candidates, in evaluating candidates the Board and the Committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular Board seat, taking into account the then-current composition of the Board. These factors may include: a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to the Company and the Board;

whether the candidate will complement or contribute to the diversity needed to maintain the Board’s effectiveness including diversity of talents, skills, background, experience and other characteristics; the candidate’s ability to fulfill the responsibilities of a director and of a member of one or more of the Board’s standing committees; whether the candidate is independent; and whether the candidate is financially literate or a financial expert. The composition of the current Board of Directors reflects diversity in business and professional experience and skills.

Shareholder Nominations.  Nominations of individuals for election to the Board at any meeting of shareholders at which directors are to be elected may be made by any James River shareholder entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 2.3 of the Company’s Bylaws. Section 2.3 generally requires that shareholders submit nominations by written notice to the Corporate Secretary of the Company setting forth certain prescribed information about the nominee and nominating shareholder. That section also requires that the nomination be submitted at a prescribed time in advance of the meeting, as described below in “Shareholder Proposals for 2014 Annual Meeting.”

The Governance Committee may consider recommending to the Board that it include in the Board’s slate of director nominees for a shareholders’ meeting a nominee submitted to the Company by a shareholder who has beneficially owned more than 5% of the Company's outstanding Common Stock for more than two years at the time of the shareholder's submission of a nominee. In order for the Committee to consider such nominees, the nominating shareholder should submit the information about the nominee and nominating shareholder described in Section 2.3 of the Bylaws to the Corporate Secretary at the Company’s principal executive offices at least 120 days before the annual meeting of shareholders (provided that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary date of the preceding year’s annual meeting, notice by the shareholder must be so received no later than the later of 120 days before the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made by the Corporation). The nominating shareholder should expressly indicate that such shareholder desires that the Board and the Committee consider such shareholder’s nominee for inclusion with the Board’s slate of nominees for the meeting. The nominating shareholder should submit information demonstrating that the shareholder has beneficially owned over 5% of the Company's outstanding Common Stock for over two years. The nominating shareholder and shareholder’s nominee should undertake to provide, or consent to the Company obtaining, all other information the Board and the Governance Committee request in connection with their evaluation of the nominee.

The shareholder’s nominee must satisfy the minimum qualifications for director described above. In addition, in evaluating shareholder nominees for inclusion with the Board’s slate of nominees, the Board and Committee may consider all relevant information, including: the factors described above; whether there are or will be any vacancies on the Board; the size of the nominating shareholder’s holdings in the Company and the length of time such shareholder has owned such holdings; whether the nominee is independent of the nominating shareholder and able to represent the interests of the Company and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

Communicating with the Board

The Board has established a procedure by which shareholders may send communications to the Board. Shareholders desiring to communicate directly with the Board can leave a confidential voice mail message at (866) 276-3753, which is a dedicated telephone number for the Board, or can send communications to the Board by e-mail at jrcc@openboard.info or by regular mail sent to the Company’s headquarters listed on the first page of this Proxy Statement directed to the attention of the Chairman of the Board. An independent director will review the communication and respond accordingly.

Code of Ethics

The Company has adopted a Code of Ethics applicable to its Chief Executive, Senior Financial Officers and members of the Board of Directors. The Code is available at http://ir.jamesrivercoal.com/documentdisplay.cfm?DocumentID=4429.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of our executive officers as of February 15, 2013:

Name	Age	Position
Peter T. Socha	53	Chairman, President and Chief Executive Officer
Coy K. Lane, Jr.	52	Senior Vice President and Chief Operating Officer
Michael E. Weber	59	Senior Vice President and Chief Commercial Officer
Samuel M. Hopkins, II	56	Vice President and Chief Accounting Officer

Biographical information relating to the executive officers is set forth below:

Peter T. Socha.  Mr. Socha serves as our Chairman, Chief Executive Officer and President. He joined the Company in March 2003. Mr. Socha has a B.S. degree in Mineral Engineering and a M.A. degree in Corporate Finance, both from the University of Alabama.

Coy K. Lane, Jr.  Mr. Lane is our Senior Vice President and Chief Operating Officer. He joined the Company in January 2005. Before joining the Company, Mr. Lane served as Senior Vice President of Operations for International Coal Group, Inc., following that company’s acquisition in September 2004 of the core assets of Horizon Natural Resources Company. Mr. Lane had served in various operations positions for Horizon and its predecessor companies since 1993. Mr. Lane holds a B.S. degree in Mining Engineering from Virginia Polytechnic Institute.

Michael E. Weber.  Mr. Weber is our Senior Vice President and Chief Commercial Officer. He joined the Company in September 2006. Before joining the Company, Mr. Weber was a sales and marketing consultant to the energy industry at MJB Enterprises, LLC, a consulting firm, which he owns, beginning in 2005. Prior to founding MJB Enterprises, LLC, Mr. Weber served in several positions with Progress Fuels Corporation and its predecessor companies from 1990 to 2005. His most recent position with Progress Fuels Corporation was as Director-Coal Sales. Mr. Weber earned a B.S. degree in Business Administration from The Ohio State University.

Samuel M. Hopkins II.  Mr. Hopkins is our Vice President and Chief Accounting Officer. He joined the Company in September 2003. Mr. Hopkins served as Vice President, Treasurer and Controller from 1997 to 2001 and as Vice President and Controller from 2001 to June 2002 for Progress Fuels Corporation, a coal-mining, natural gas producer, rail reconditioning/manufacturing subsidiary of Progress Energy. Mr. Hopkins holds a B.A. degree in Accounting from the University of Alabama and is a Certified Public Accountant.

PRINCIPAL SHAREHOLDERS AND SECURITIES
OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of February 15, 2013 or such other date as is indicated below, regarding shares of our common stock held by (1) persons known to us to be the beneficial owners of more than five percent of our common stock, (2) our named executive officers and directors and (3) our executive officers and directors as a group. This table was prepared solely based on information supplied to us, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the Securities and Exchange Commission.

Name	Number of Shares Beneficially Owned(1)	% of Shares Outstanding(2)
The Vanguard Group, Inc.(3)	2,120,609	5.90%
BlackRock, Inc.(4)	1,889,089	5.27%
Peter T. Socha(5)	409,499	1.14%
Coy K. Lane, Jr.(6)	168,320	*
Samuel M. Hopkins II(7)	96,806	*
Michael E. Weber(8)	39,635	*
Alan F. Crown(9)	61,001	*
Leonard J. Kujawa(10)	46,001	*
Joseph H. Vipperman(11)	38,001	*
Ronald J. FlorJancic(12)	43,626	*
Executive Officers and Directors as a Group (8 persons)	902,899	2.50%

* Less than 1%

(1)	This column lists all shares of common stock beneficially owned, including all restricted shares of common stock, and all shares of common stock that can be acquired through option exercises within 60 days of the date of this report.
(2)	In calculating the percentage owned, we assumed that any options for the purchase of common stock that are exercisable by that shareholder within 60 days of the date of this report are exercised (and the underlying shares of common stock issued). The total number of shares outstanding used in calculating the percentage owned assumes a base of 35,862,549 shares of common stock outstanding as of February 28, 2013 and no exercise of options held by other shareholders.
(3)	As of December 31, 2012, based on information in the Schedule 13G/A filed on February 11, 2013, in which The Vanguard Group, Inc. (“Vanguard”) reported that it holds all of its shares as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act and has sole voting power of 17,626 of the total shares, sole dispositive power of 2,104,783 of the total shares and shared dispositive power of 15,826 of the total shares. Based on the Schedule 13G/A, (i) the Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 15,826 shares or .04% of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts and (ii) the Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,800 shares or .01% of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	As of December 31, 2012, based on information in the Schedule 13G/A filed on February 11, 2013. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(5)	Includes 125,000 shares of unvested restricted stock and 150,000 options that are exercisable within 60 days of the date of this report.
(6)	Includes 110,000 shares of unvested restricted stock.
(7)	Includes 50,000 shares of unvested restricted stock.
(8)	Includes 25,000 shares of unvested restricted stock.
(9)	Includes 2,499 shares of unvested restricted stock and 50,001 options that are exercisable within 60 days of the date of this report.
(10)	Includes 2,499 shares of unvested restricted stock and 35,001 options that are exercisable within 60 days of the date of this report.

(11)	Includes 2,499 shares of unvested restricted stock and 25,001 options that are exercisable within 60 days of the date of this report.
(12)	Includes 2,499 shares of unvested restricted stock and 35,001 options that are exercisable within 60 days of the date of this report.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

The following table sets forth aggregate information as of December 31, 2012 about all Company compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance. The weighted-average exercise price does not include restricted stock.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	181,000	$20.50	1,114,645
Equity Compensation Plans Not Approved by Shareholders	150,000	$10.80	N/A

All securities authorized for issuance under equity compensation plans not approved by shareholders were authorized for issuance pursuant to the Employment Agreement with Mr. Socha, which was entered into before the Company was listed on the Nasdaq Global Select Market. See “Compensation of Executive Officers and Directors-Employment Contracts, Termination of Employment, Severance and Change-in-Control Arrangements.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that during fiscal 2012 all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were complied with.

RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to a written policy adopted by the Board of Directors, the Audit Committee is responsible for reviewing and approving all transactions between us and certain “related persons,” such as our executive officers, directors and owners of more than 5% of our voting securities. In reviewing a transaction, the Committee considers the relevant facts and circumstances, including the benefits to us, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis. Only those related person transactions that are determined to be in (or not inconsistent with) our best interests and the best interests of our shareholders are permitted to be approved. No member of the Committee may participate in any review of a transaction in which the member or any of his or her family members is the related person.

Transactions with Related Persons

While there are no transactions with related persons that are required by the Securities and Exchange Commission’s regulations to be disclosed in this proxy statement, in the interest of transparency, we are disclosing that Mr. FlorJancic, who serves on our Board of Directors, joined the Board of Managers of Quality Magnetite, LLC in July of 2011. In 2012, we paid Quality Magnetite $2,737,000 for magnetite, which purchases resulted from arms-length negotiations. We believe this amount to be immaterial to our business.

We have instituted a policy that requires Mr. FlorJancic to recuse himself from any material decisions and discussions by our Board regarding Quality Magnetite, LLC. Similarly, Quality Magnetite has instituted a policy requiring Mr. FlorJancic to recuse himself from any material decisions and discussions regarding us.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Alan F. Crown	Joseph H. Vipperman, Chairman	Ronald J. FlorJancic

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates this Report by reference therein.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This discussion and analysis addresses the material elements of the Company's compensation program for Named Executive Officers, including the Company's compensation objectives and overall philosophy, the compensation process and the administration of the program. It is intended to complement and enhance an understanding of the compensation information presented in the “Summary Compensation Table” and other accompanying tables.

As used in this “Compensation Discussion and Analysis” section, the term “Named Executive Officers” means the Company's Chairman, President and Chief Executive Officer; Senior Vice President and Chief Operating Officer; Senior Vice President and Chief Commercial Officer; and Vice President and Chief Accounting Officer. In this “Compensation Discussion and Analysis” section, the terms “we,” “our,” “us” and the “Committee” refer to the Compensation Committee of the Company's Board of Directors.

Compensation Program Objectives, Administration and Overall Philosophy

The objectives of the Company's compensation program are to enhance the profitability and growth of the Company, and thus shareholder value, by aligning executive compensation with the Company's business goals and performance and by attracting, retaining and rewarding executive officers who contribute to the long-term success of the Company. The Company also seeks to provide a compensation program that is both competitive in the marketplace and that is internally equitable based upon the level of responsibility that the executive holds.

Decisions on compensation of the Company's executive officers generally have been made by the Committee, based upon the recommendation of the Chief Executive Officer. The Committee operates under a written charter that was amended by the Company's Board of Directors, effective March 1, 2013. None of the members of the Committee has been an officer or employee of the Company, and the Board of Directors has considered and determined that all of the members are “independent” as defined under Nasdaq rules and otherwise meet the criteria set forth in the Committee's Charter. In determining the compensation to be paid to the executive officers of the Company, the Committee members rely upon their individual knowledge of compensation paid to executives of companies of comparable size and complexity, a study conducted by Towers Perrin and recommendations by the Titan Group LLC, as described below. They also consider the performance of the Company and the merits of the individual under consideration. The Committee considers both financial measures as well as non-financial measures (e.g., safety record, individual goals, etc.) in determining the amount of each element of compensation to be paid to the Named Executive Officers. The Committee reviews the performance and makes recommendations to the Board of Directors for approval of all compensation and benefits of the Chief Executive Officer. For other Named Executive Officers, the Chief Executive Officer makes recommendations that the Committee considers before making a final determination.

The Committee employs a mix of long- and short-term incentives in its compensation program. The compensation program is designed to motivate and reward the Company's executive officers for their contributions to shareholder value and the achievement of business plan objectives, and to link company-wide, division and individual performance goals.

Based upon certain provisions in its charter, the Committee may, from time to time, engage compensation consultants to assist in evaluating the Company's executive compensation plans. In 2006, the Committee engaged Towers Perrin as compensation consultant to conduct a comprehensive review of total compensation for select executive positions and to provide high-level annual program design recommendations. In 2010, the Committee engaged the Titan Group LLC as compensation consultant to review the annual incentive plan of the Company. The scope of the Titan Group LLC engagement included assessing the validity of the metrics used for bonuses, evaluating the size of the participant group and recommending modifications to the bonus plan based on current “best practices.” In 2011, the Compensation Committee received a report from the Titan Group LLC and formally adopted the recommendations contained in the report on the bonus plan in November 2011, as described below under “Elements of Compensation — Bonuses.”

Based upon the ultimate findings in the Towers Perin and Titan Group LLC studies, we implemented the compensation plan for officers and key employees that is described below under Elements of Compensation. We believe this plan meets our compensation objectives on a going forward basis. For fiscal year 2012, no compensation consultant played a role in determining or recommending executive compensation.

The Board has reviewed our compensation policies and practices as generally applicable to our employees and determined that they do not encourage excessive risk or unnecessary risk taking and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

The compensation program includes the following key elements: base salary, bonuses, equity incentives and retirement benefits. Historically, the mix has been based on our general expectations and is set at a level we believe will allow us to hire, motivate and retain key employees.

Base Salary

The first element of our compensation program is base salary. We set base salaries for our employees at rates we believe are market rates based on our general experience. The starting point for determining such salaries generally will be the salary the executive officer received in the prior fiscal year. The Chief Executive Officer makes recommendations to the Compensation Committee regarding the base salary for the Company's executive officers other than himself and our Chief Operating Officer based upon the profitability of the Company and the level of responsibility, time with the Company, contribution and performance of the executive officer. The Compensation Committee independently establishes the base salary of the Chief Executive Officer and the Chief Operating Officer.

Base salaries are targeted at the 50th percentile of comparable companies as recommended by the Towers Perrin comprehensive review of salary performed in 2006. In determining comparable companies the Compensation Committee has adopted a peer group (Peer Group) comprised of eight companies, which were selected because they are competitors in our industry and competitors for executive talent, or are similar in size (in terms of revenue). The current Peer Group includes both direct peers (coal producers) and indirect peers (from tangent industries) and is reviewed periodically by the Compensation Committee for changes in size, merger activity, and bankruptcies. The Peer Group was last revised in 2012 due to peers within our 2011 Peer Group being acquired. The current Peer Group consists of Penn Virginia Corporation, Rhino Resources Partners LP, SM Energy, Minerals Technology, Compass Minerals, Patriot Coal, Arch Coal and Alpha Natural Resources.

The Company entered into an employment agreement with Mr. Socha on May 7, 2004. Effective April 2011, in connection with an annual review as provided for in the employment agreement, Mr. Socha’s base salary was increased to $775,000 per year. The agreement provides that Mr. Socha will serve as President and Chief Executive Officer of the Company for an initial three-year term of employment. The term may be extended by mutual agreement of the parties in one-year increments, beginning on the first anniversary of the agreement. The term of the agreement was most recently extended so that the current term expires in May 2016.

Base salaries for the Company's other Named Executive Officers are initially set with the approval of the Committee at the agreed-upon level outlined in their offer letter from the Company at the time of their original hire and reviewed annually, and may be adjusted accordingly, based on the guidelines outlined above. Effective April 2011, the annual base salaries for the named executives were as follows: Mr. Lane — $435,000, Mr. Weber — $250,000, and Mr. Hopkins — $260,000. The base salaries for the Company’s Named Executive Officers remained unchanged for 2012 and 2013.

Based on a review of base salaries in the Peer Group’s proxies for comparable positions, we believe that our Chief Executive Officer and our executive officers continue to be near or below the 50th percentile of the Peer Group.

Bonuses

Bonuses to executives are designed to reward meeting key expectations and the achievement of important financial or operating performance goals. The performance factors selected for any particular officer vary depending on the officer's specific responsibilities within the Company. In 2007, we formalized a bonus plan that targets key objectives for our executives, including financial, operational and safety achievements, although the Board retained the right to make discretionary bonuses (the 2007 Bonus Plan). The 2007 Bonus Plan provided for bonuses of up to 25% to 60% of base salaries for covered participants for meeting certain budgeted financial targets, with the opportunity for additional increases if the budgeted targets are exceeded. The 2007 Bonus Plan was effective for bonuses paid for fiscal year 2010 and prior (including those paid in 2011 with respect to fiscal year 2010).

In November 2011, the 2007 Bonus Plan was amended and restated (the 2011 Bonus Plan) to comply with certain regulatory revisions and to focus more closely on the twin objectives of rewarding profitability and promoting safety. The 2011 Bonus Plan provides for bonuses to our Named Executive Officers as a percentage of salary for meeting certain safety and budgeted financial targets, with the opportunity for additional increases if the budgeted financial targets are exceeded. The target bonus amounts payable to our Named Executive Officers as a percentage of salary are as follows: Mr. Socha — 60%, Mr. Lane — 50%, Mr. Hopkins — 40%, and Mr. Weber — 30%. Participants under the 2011 Bonus Plan will receive 50% of their eligible salary bonus if the Company meets its budgeted financial targets and 50% of their eligible salary bonus if the Company meets its safety target. The Compensation Committee may use its discretion to reduce or to increase awards made under the 2011 Bonus Plan. The 2011 Bonus Plan was effective for awards made with respect to fiscal years 2011 and 2012.

The primary safety target used by the Company for determining the bonus is non-fatal days lost (“NFDL”) (calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked) as compared to the national average based on available six month trailing data. Under the 2011 Bonus Plan, if our NFDL rate is higher than the national average, then the safety portion of the bonus is unearned. If our NFDL rate is equal to the national average, then 50% of the safety portion of the bonus is earned. If our NFDL rate is below the national average, then 100% of the safety portion of the bonus is earned.

The primary financial target used by the Company for determining bonuses under the 2011 Bonus Plans is EBITDA. EBITDA is defined as net income before federal income taxes, excluding net gains or losses on investments, and before deduction for any expenses attributable to interest, depreciation or amortization, as derived from the annual audited financial statements of the Company for the applicable year. Under the 2011 Bonus Plan, a tiered approach is used to determine the award to be paid under the financial performance portion of the plan. The 2011 Bonus Plan specifies that no amounts are paid if the Company fails to achieve 50% of its budget EBITDA target with increases in the amount earned based on the Company’s performance. A participant can earn up to 200% of the eligible salary amount if the Company exceeds it EBITDA target by 150% under the 2011 Bonus Plan.

Mr. Socha's employment agreement, described above, stipulates that he will participate in our annual bonus program, without specifying a percentage of salary target. Under the 2011 Bonus Plan, Mr. Socha is eligible to receive a bonus of up to 60% of his base salary. Eligibility to receive bonuses for our other Named Executive Officers of up to 50% of their base salary is provided for in the offer letters they received from the Company at their initial hire date. In awarding bonuses, the Compensation Committee considers Internal Revenue Code section 162(m) which limits the deductibility of amounts over $1 million paid to individuals, although there have been occasions in recent years when this amount was exceeded and certain amounts of our compensation were not deductible.

For the Company’s 2011 fiscal year performance, we paid in 2012 bonuses to the Named Executive Officers as follows: Mr. Socha — $300,000, Mr. Lane — $200,000, Mr. Weber — $35,000, and Mr. Hopkins — $100,000. The Company’s NFDL (non-fatal days lost) rate was 1.75 and 0.48 for underground and surface mines respectively, while the national average was 3.45 and 1.14 for underground and surface mines, respectively. The Company achieved the target for safety performance set pursuant to the 2011 Bonus Plan, and the Compensation Committee awarded the full amount of the safety portion of bonuses under the 2011 Bonus Plan. The Company’s actual EBITDA was $134.4 million as compared to budgeted EBITDA of $172.2 million (including IRP, which we acquired on April 18, 2011). The Compensation Committee took into consideration these performance measures under the 2011 Bonus Plan, as well as the impact of the coal markets on the Company’s financial performance and the impact of the regulatory environment on coal costs, and utilized its discretion in determining the final amounts to be paid under the 2011 Bonus Plan. The Compensation Committee also considered the level of effort involved with the integration of the Company’s acquisition of International Resource Partners LP.

For the 2012 fiscal year, the Company’s budgeted EBITDA was $100 million. The Company did not achieve the minimum target for financial performance in 2012 as set pursuant to the 2011 Bonus Plan, and the Named Executive Officers did not qualify to receive 50% of their eligible bonus. The Company’s 2012 NFDL rate, as one measure of safety performance, was 2.13 and 0.54 for underground and surface mines, respectively. The national average for these metrics was 3.35 and 1.07 for underground and surface mines, respectively. The Company achieved the target for safety performance in 2012 pursuant to the 2011 Bonus Plan, qualifying the Named Executive Officers to receive 50% of their eligible bonus. The Company’s achievement of the target for safety performance entitled Mr. Socha to receive a bonus of $232,500; however, due to extraordinary circumstances with the industry and the Company, the Committee reduced Mr. Socha’s bonus so that the actual amount paid for the Company’s 2012 fiscal year is $64,583. The remaining named Executive Officers’ bonuses were also reduced so that the actual amounts paid for 2012 are as follows: Mr. Lane — $36,250, Mr. Weber — $20,833, and Mr. Hopkins — $21,667.

At the mining complex level, the Company also pays bonuses to reward employees for achievements in certain key areas, including safety, production initiatives and employee attendance and retention. The Company may also award discretionary bonuses at the mining complex level.

Equity Incentives

The Company uses grants of stock options and restricted stock to its key employees and executive officers to more closely align the interests of such employees and officers with the interests of its shareholders. We believe that this policy creates an incentive for our key employees and executive officers to maximize shareholder value, primarily through growth and return on invested capital. For 2012 and prior years, annual restricted stock has been issued to employees, other than our Named Executive Officers, as determined by the Chief Executive Officer and Chief Operating Officer from a pool of stock approved by the Compensation Committee. The Chief Executive Officer makes recommendation to the Compensation Committee on the equity awards to the Named Executive Officers, excluding his own. The Compensation Committee determines and approves the specific amount of all equity awards to the Named Executive Officers of the Company.

Equity awards equivalent to 311,185 restricted shares of the Company's common stock were awarded to employees during the year ended December 31, 2012. The amount and nature of prior awards are generally considered in determining any new equity incentive awards for executive officers, although other factors, such as the need to retain experienced managers, are also considered. A summary of grants awarded in 2012 to Named Executive Officers and outstanding equity awards at December 31, 2012 is provided in the “Grants of Plan-Based Awards” table and “Outstanding Equity Awards at Fiscal Year-End” table below.

With the exception of options issued to the Chief Executive Officer before we emerged from bankruptcy in 2004, we have limited the type of equity grants made to other employees primarily to restricted stock grants. We believe that restricted stock grants provide less dilution than options, are more easily understood by non-management employees and align local objectives with company-wide objectives, allowing us to retain key employees. At senior levels, we believe that the stock price is tied to operating results which drives stock appreciation.

A summary of the options held by Mr. Socha is provided in the “Outstanding Equity Awards at Fiscal Year-End Table” listed below. No options were granted to Named Executive Officers in 2012. Additionally, there were no outstanding options for any other Named Executive Officers, except Mr. Socha, from previous years.

Retirement Benefits

Effective September 30, 2007, the Company froze pension plan benefit accruals for all employees covered under its qualified non-contributory defined benefit pension plan. Prior to being frozen, the pension plan covered eligible employees in the Company’s Central Appalachian (“CAPP”) region and corporate offices who met certain length of service requirements. The number of years of credited service and the present value of accrued pension benefits for Named Executive Officers are listed in the “Pension Benefits” table below. Changes in the value of pension benefits for Named Executive Officers from 2011 to 2012 are listed in the “Summary Compensation Table” below.

The Company also has a defined contribution 401(k) plan covering eligible employees which includes a discretionary employer match component. The Company may contribute additional amounts. Participation in the 401(k) plan is voluntary; therefore, the amount of compensation deferred and the amount of our match varies among employees, including the executives. Furthermore, the plan does not involve any above-market returns, as returns depend on actual investment results. The formulas used to determine the benefits differ by our operating segments. The employees in our corporate segment, including the executive officers, have the same formulas used to determine benefits as all of the plan participants from our Central Appalachia segment. The Company’s 2012 contributions to the plan on behalf of Named Executive Officers are included in “All Other Compensation” on the “Summary Compensation Table” below.

Other Benefits

Our executives also participate, on a voluntary basis, in customary benefits that are provided to all employees, including health, life, disability and dental insurance. The taxable value of life insurance benefits provided by the Company for Named Executive Officers is included in “All Other Compensation” on the “Summary Compensation Table” below.

SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation for our Chief Executive Officer, our Chief Accounting Officer and each of our two other most highly compensated executive officers for their service to the Company during the fiscal year ended December 31, 2012. During the fiscal year ended December 31, 2012, we did not have any executive officers other than those listed below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Peter T. Socha Chairman of the Board, President and Chief Executive Officer	2012	775,000	300,000	178,665	—	—	9,417	33,140	1,296,222
	2011	765,635	350,000	557,750	—	—	17,768	26,144	1,717,297
	2010	681,094	250,000	1,105,650	—	—	8,452	25,967	2,071,163
Coy K. Lane, Jr. Senior Vice President and Chief Operating Officer	2012	435,000	200,000	160,800	—	—	6,756	23,363	825,919
	2011	431,404	250,000	669,300	—	—	10,571	23,095	1,384,370
	2010	386,094	150,000	1,020,600	—	—	4,861	22,863	1,584,418
Michael E. Weber Senior Vice President and Chief Commercial Officer	2012	250,000	35,000	35,735	—	—	—	18,385	339,120
	2011	246,404	35,000	111,550	—	—	—	19,400	412,354
	2010	228,787	35,000	170,100	—	—	—	19,240	453,127
Samuel M. Hopkins, II Vice President and Chief Accounting Officer	2012	260,000	100,000	79,655	—	—	5,571	10,925	456,151
	2011	252,558	150,000	659,997	—	—	9,046	10,606	1,082,207
	2010	217,248	50,000	77,957	—	—	4,464	8,399	358,068

(1)	The amounts for stock awards reflect the grant date fair value for the awards granted. The assumptions used in the calculation of the amounts of these awards granted in 2012 are included in Note 7 to the Company's consolidated financial statements included within the 2012 Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	The change in pension value is the increase in actuarial present value of the Company's defined benefit pension plan attributable to the Named Executive Officer that was accrued during the year. Effective September 30, 2007, the Company froze pension plan benefit accruals for all employees covered under the plan. Mr. Weber joined the Company in September 2006 and did not meet the eligibility requirements to participate in the plan prior to September 30, 2007.
(3)	The Company does not provide any non-qualified deferred compensation plans to its employees.
(4)	All Other Compensation consists of employer matching contributions under the Company's defined contribution 401(k) plan, the taxable value of life insurance benefits provided by the Company, vehicle allowance for Mr. Lane and Mr. Weber, and payment of corporate membership fees for Mr. Socha.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning the grant of restricted shares of the Company's common stock to Named Executive Officers during the year ended December 31, 2012.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Peter T. Socha(2)	3/5/2012	33,333	5.36	178,665
Coy K. Lane, Jr.(3)	3/5/2012	30,000	5.36	160,800
Michael E. Weber(4)	3/5/2012	6,667	5.36	35,735
Samuel M. Hopkins, II(5)	3/5/2012	14,861	5.36	79,655

(1)	The amounts for stock awards reflect the grant date fair value for the awards granted in the fiscal year ended December 31, 2012. The assumptions used in the calculation of the amounts of these awards granted in 2012 are included in Note 7 to the Company's consolidated financial statements included within the 2012 Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	Mr. Socha was granted 33,333 shares of restricted common stock, which vest as follows: 8,333 shares on May 25, 2013, 8,333 shares on May 25, 2014 and 16,667 shares on May 25, 2015.
(3)	Mr. Lane was granted 30,000 shares of restricted common stock, which vest as follows: 6,666 shares on May 25, 2013, 6,666 shares on May 25, 2014 and 16,668 shares on May 25, 2015.
(4)	Mr. Weber was granted 6,667 shares of restricted common stock, which vest as follows: 1,667 shares on May 25, 2013, 1,667 shares on May 25, 2014 and 3,333 shares on May 25, 2015.
(5)	Mr. Hopkins was granted 14,861 shares of restricted common stock, which vest as follows: 1,180 shares on May 25, 2013, 1,180 shares on May 25, 2014 and 12,501 shares on May 25, 2015.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table sets forth information about the outstanding equity awards for each of the Named Executive Officers as of December 31, 2012.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (# exercisable)	Number of Securities Underlying Unexercised Options (# unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter T. Socha	150,000(2)	—	—	$10.80	5/7/14	125,000	(3)	$401,250	—	—
Coy K. Lane, Jr.	—	—	—	—	—	110,000	(4)	353,100	—	—
Michael E. Weber	—	—	—	—	—	25,000	(5)	80,250	—	—
Samuel M. Hopkins, II	—	—	—	—	—	50,000	(6)	160,500	—	—

(1)	The market value was calculated based on the closing market price of $3.21 per share of the Company's common stock on December 31, 2012.
(2)	Pursuant to his employment agreement with the Company, Mr. Socha was granted options on May 25, 2004 to acquire 150,000 shares of common stock for $10.80 per share. The options are fully vested.
(3)	During 2009, Mr. Socha was granted 40,000 shares of restricted common stock, the remaining 20,000 of which will vest on May 25, 2013. Mr. Socha has 55,000 shares of restricted common stock remaining from a 2010 grant. The remaining restricted common stock from the 2010 grant vests as follows: 5,000 shares on May 25 2013; 25,000 shares on May 25, 2014 and 25,000 shares on May 25, 2015. During 2011, Mr. Socha was granted 25,000 shares of restricted common stock, the remaining two-thirds of which will vest equally on May 25, 2013 and 2014. During 2012, Mr. Socha was granted 33,333 shares of restricted common stock, which will vest as follows: 8,333 shares on May 25, 2013, 8,333 shares on May 24, 2014 and 16,667 shares on May 25, 2015.
(4)	During 2010, Mr. Lane was granted 60,000 shares of restricted common stock, which vest in three equal installments on May 25, 2013, 2014 and 2015. During 2011, Mr. Lane was granted 30,000 shares of restricted common stock, the remaining two-thirds of which will vest equally on May 25, 2013 and 2014. During 2012, Mr. Lane was granted 30,000 shares of restricted common stock that vest as follows: 6,666 shares on May 25, 2013, 6,666 shares on May 25, 2014 and 16,668 shares on May 25, 2015.
(5)	During 2009, Mr. Weber was granted 5,000 shares of restricted stock that vest on May 25, 2013. During 2010, Mr. Weber was granted 10,000 shares of restricted common stock, which vest in two equal installments on May 25, 2014 and 2015. During 2011, Mr. Weber was granted 5,000 shares of restricted common stock, the remaining two-thirds of which will vest equally on May 25, 2013 and 2014. During 2012, Mr. Weber was granted 6,667 shares of restricted common stock that vest as follows: 1,667 shares on May 25, 2013, 1,667 shares on May 25, 2014 and 3,333 shares on May 25, 2015.
(6)	During 2009, Mr. Hopkins was granted 11,250 shares of restricted common stock that vest in two equal installments on May 25, 2013 and 2014. During 2010, Mr. Hopkins was granted 4,583 shares of restricted common stock, of which the remaining 4,167 shares will vest on May 25, 2015. During 2011, Mr. Hopkins was granted 29,583 shares of restricted common stock, the remaining two-thirds of which will vest equally on May 25, 2013 and 2014. During 2012, Mr. Hopkins was granted 14,861 shares of restricted common stock, which vest as follows: 1,180 shares on May 25, 2013, 1,180 shares on May 25, 2014 and 12,501 shares on May 25, 2015.

The amount ultimately realized by the Named Executive Officer may vary based on a number of factors, including the Company's actual operating performance, stock price fluctuations and the timing of exercises and sales.

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table sets forth information about stock awards that vested during 2012. There were no stock option exercises by Named Executive Officers during 2012.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Peter T. Socha	—	—	33,333	$103,332
Coy K. Lane, Jr.	—	—	30,000	93,000
Michael E. Weber	—	—	6,667	20,668
Samuel M. Hopkins, II	—	—	14,861	46,069

(1)	The value of the awards was calculated on the closing price per share of the Company's common stock on the vesting date.

PENSION BENEFITS IN 2012

Effective September 30, 2007, the Company froze pension plan benefit accruals for all employees covered under its qualified non-contributory defined benefit pension plan. Prior to being frozen, the pension plan covered eligible employees in the Company’s Central Appalachian (“CAPP”) region and corporate offices who met certain length of service requirements.

The monthly retirement benefit payable upon the normal retirement of any participant is dependent upon age, compensation and years of service. The normal retirement age under the plan is 65, but a full benefit is available to a retiree at age 62. A retiree can begin receiving a benefit as early as age 55, provided they have at least ten years of service at the time; however, a 3% reduction factor applies for each year a retiree receives a benefit prior to age 62. During 2012, the plan was amended to allow a participant who has attained the age of 65 to begin receiving a benefit while still an active employee of the Company.

Compensation for purposes of calculating the monthly retirement benefit payable means basic monthly earnings, excluding overtime, bonuses and commissions, based on the employee's average salary for the three highest consecutive years of service during the employee's last ten years of employment. This amount is capped by provisions of the Internal Revenue Service code. The Internal Revenue Code also limits the amount of annual benefits which may be payable from the pension trust.

The following table lists the number of years of credited service and the present value of accrued pension benefits for Named Executive Officers as of December 31, 2012. Changes in the value of pension benefits for Named Executive Officers from 2011 to 2012 are listed in the “Summary Compensation Table” above.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Peter T. Socha	James River Coal Company Employees’ Pension Plan	5.0	$83,866	—
Coy K. Lane, Jr.	James River Coal Company Employees’ Pension Plan	3.0	48,296	—
Michael E. Weber(3)	James River Coal Company Employees’ Pension Plan	—	—	—
Samuel M. Hopkins, II	James River Coal Company Employees’ Pension Plan	4.0	46,217	—

(1)	Effective September 30, 2007, the Company froze pension plan benefit accruals and plan participation. Prior to that time, participants were credited with a year of credited service for any year in which they had completed 1,000 or more hours of service.
(2)	Amounts represent the actuarially determined present value of accumulated plan benefits due the individual, assuming an interest rate of 3.8%, as used in the Company's financial statement disclosures for the year ended December 31, 2012, the RP2000 Mortality adjusted for Blue Collar, and compensation limits of $220,000 for 2006, the last year for which pay was used to determine the accrued benefit.
(3)	Mr. Weber joined the Company in September 2006 and did not meet the eligibility requirements to participate in the plan.

The Company also has a defined contribution 401(k) plan, which is discussed above under the heading “Retirement Benefits.” The Company's 2012 contributions to the defined contribution 401(k) plan on behalf of Named Executive Officers are included in the “All Other Compensation” column in the “Summary Compensation Table” above. Additionally, the Company does not provide any non-qualified deferred compensation plans to its employees.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, SEVERANCE AND CHANGE- IN-CONTROL ARRANGEMENTS

Employment Contracts

As discussed under “Base Salary” above, the Company and Mr. Socha entered into an employment agreement effective May 7, 2004. In addition to the base salary, bonuses, equity incentives and other benefits terms outlined above, the employment agreement provides that if Mr. Socha's employment is terminated without good reason, as defined in the employment agreement, before expiration, he will receive the greater of (i) his remaining salary due under the employment agreement or (ii) 12 months of salary. Mr. Socha's employment agreement also provides that upon termination without good reason or a change in control (as those terms are defined in the applicable agreements) all of Mr. Socha's restricted shares and options will immediately vest and the options will become exercisable.

Severance and Change-in-Control Arrangements

The Company has a plan for certain employees that would encourage them to devote their time and energies to the successful performance of their employment duties while providing them a measure of security during a potential change-in-control transaction. We believe that such a plan promotes alignment of management's goals with stockholders' goals by helping reduce management's reluctance to pursue and act on change-in-control transactions. Additionally, change-in-control agreements with key employees allow us to have a mechanism in place to retain key employees and encourage their continued dedication during the period of transition. In 2006, the Board of Directors authorized the Chief Executive Officer and the Compensation Committee to work with Towers Perrin to develop a severance and retention plan. The plan was adopted by the Board and communicated to those employees determined to be at risk in the event of a change-in-control transaction. Pursuant to the severance and retention plan, the Company has entered into severance agreements with Messrs. Lane, Weber and Hopkins, each of which provide that the executive will be entitled to receive a lump sum cash payment in an amount equal to 12 months of his base salary, plus continued health, dental and term life insurance benefits for 12 months following his termination, if such termination occurs within 12 months after a change-in-control transaction. A change in control, as defined in the severance and retention plan, includes any of the following events: (1) the acquisition (other than from the Company) by any person of beneficial ownership of forty percent or more of the combined voting power of the Company's then outstanding voting securities or (2) the individuals who, as of the effective date of the transaction are members of the Board, cease to constitute at least two-thirds of the Board. The severance and retention plan also provides that employees designated by the Compensation Committee will be eligible to receive a retention bonus, in an amount designated by the Compensation Committee, upon the occurrence of a change in control. Retention bonus amounts payable to any of the Named Executive Officers, if any, will be determined by the Compensation Committee at a later date.

Assuming that termination in connection with a change-in-control transaction was effective on December 31, 2012, the value of potential payments and benefits payable to each Named Executive Officer who was employed by the Company on such date is summarized in the following table. The price per share of Common Stock used for purposes of the following calculation is the closing market price on the Nasdaq Global Select Market as of December 31, 2012 was $3.21. The table excludes (i) amounts accrued through December 31, 2012 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) vested account balances in the Company’s 401(k) plan that are generally available to all of the Company’s U.S. salaried employees, and (iii) any amounts to be provided under any arrangement that does not discriminate in scope, terms or operation in favor of named executive officers and that is available generally to all salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination.

Name and payment or benefit	Cash Settlement Payment		Healthcare and Life Insurance Coverage		Market value of all equity awards vesting on termination ($)(4)
Peter T. Socha	$1,833,000	(1)	$32,853	(2)	$401,250
Coy K. Lane, Jr.	435,000		13,811	(3)	353,100
Michael E. Weber	250,000		13,769	(3)	80,250
Samuel M. Hopkins, II	260,000		13,771	(3)	160,500

(1)	Reflects the value of the greater of: (i) base salary for the remaining term of the executive’s employment agreement or (ii) base salary for 12 months.
(2)	Reflects the employer share of premiums for continued healthcare and life insurance for the greater of (i) the remaining term of the executive’s employment agreement or (ii) 12 months.
(3)	Reflects the employer share of premiums for continued healthcare and life insurance coverage for 12 months.
(4)	Assuming that there was a change-in-control transaction effective December 31, 2012 that did not involve a termination event, our named executive officers’ outstanding equity awards would immediately vest and become exercisable and have the same value as in the column titled “Market value of all equity awards vesting on termination ($)” in the table above.

DIRECTOR COMPENSATION IN 2012

Annual compensation of non-employee directors for 2012 consisted of cash compensation, which included an annual retainer paid quarterly to each director and an additional fee to each director who served as chair of a committee, and equity compensation, consisting of stock option awards and restricted stock awards. These components are described more fully below.

Annual Board Fees

Non-employee directors received an annual cash retainer of $50,000 effective in 2012, which was paid pro-rata on a quarterly basis to each director. The Audit Committee Chairman received an additional annual amount of $20,000, and the Chairmen of the Compensation and Governance Committees as well as the non Chairman Audit committee members each received an additional annual amount of $5,000 in 2012.

The Company pays travel and accommodation expenses of directors to attend meetings and other corporate functions. Directors do not receive meeting attendance fees.

Annual Equity Compensation

Non-employee directors each received 1,250 shares of restricted stock (valued based on the fair market value of the Company's common stock on the date of grant) and 5,000 stock options (valued based on the Black-Scholes method). The restricted stock awards will vest in equal installments over three years. The stock option awards were granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant and will vest in equal installments over three years and will expire 10 years after grant. In the event of a change in control (as defined in the Company's 2004 Equity Incentive Plan), all outstanding unvested restricted shares and options will immediately vest and the options will become fully exercisable. The Committee may, in its sole discretion, provide for the termination of an award upon the consummation of the change in control and the payment of a cash amount in exchange for the cancellation of an award, or the issuance of a substantially equivalent substitute grant or award.

The total 2012 compensation of the Company's non-employee directors is shown in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alan F. Crown	55,000	6,700	21,150	—	—	—	82,850
Ronald J. FlorJancic	55,000	6,700	21,150	—	—	—	82,850
Leonard J. Kujawa	70,000	6,700	21,150	—	—	—	97,850
Joseph H. Vipperman	60,000	6,700	21,150	—	—	—	87,850

(1)	The amounts for stock awards and option grants reflect the grant date fair value for the awards granted in the fiscal year ended December 31, 2012. The assumptions used in the calculation of the amounts of these awards granted in 2012 are included in Note 7 to the Company's consolidated financial statements included within the 2012 Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	As of December 31, 2012, the aggregate number of unvested restricted stock awards outstanding for each non-employee director was as follows: Mr. Crown, 2,499 shares; Mr. FlorJancic, 2,499 shares; Mr. Kujawa, 2,499 shares; and Mr. Vipperman, 2,499 shares.
(3)	As of December 31, 2012, the aggregate number of stock option awards outstanding for each non-employee director was as follows: Mr. Crown, 55,000 options; Mr. FlorJancic, 40,000 options; Mr. Kujawa, 40,000 options; and Mr. Vipperman, 30,000 options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee currently consists of Alan F. Crown, Ronald J. FlorJancic and Joseph H. Vipperman (committee chair). None of these committee members has ever been employed by us. None of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers who serve on our compensation committee. No interlocking relationship exists between our compensation committee and the compensation committee of any other company, nor has any interlocking relationship existed in the past.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates this Report by reference therein.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its financial and other oversight responsibilities by serving as an independent and objective party to oversee, monitor and appraise: (1) the integrity of the Company’s financial statements and other external financial information and financial reporting process; (2) the Company’s auditing process, including all engagements of the Company’s independent registered public accountants, and the performance of financial management; (3) the Company’s ethical and legal compliance; (4) the performance of the Company’s internal control function and its system of internal controls; and (5) the investment of the assets of the Company’s pension plan. The Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s internet site (http://ir.jamesrivercoal.com/documentdisplay.cfm?DocumentID=3225).

The Company’s management is responsible for its internal controls and the financial reporting process. The Company’s independent registered public accountants, KPMG LLP, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2012.

In keeping with its responsibilities, the Audit Committee has reviewed and discussed the Company's audited consolidated financial statements and internal control with management and the independent registered public accountants. In addition, the Audit Committee has discussed with the Company’s independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding the independent accountant’s communications with the audit committee concerning independence, the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee also has received the written disclosures and the letter from the independent registered public accountants required by the Public Company Accounting Oversight Board and has discussed with the independent registered public accountants their independence. The Audit Committee has also discussed, reviewed and monitored the Company’s disclosure controls and its plans and activities related to Sarbanes-Oxley Section 404 compliance.

Based on the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the 2012 Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The foregoing report has been furnished by:

JAMES RIVER COAL COMPANY
AUDIT COMMITTEE

Audit Committee Members:

Ronald J. FlorJancic  Leonard J. Kujawa, Chairman  Joseph H. Vipperman
(Members of the Audit Committee)

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Pursuant to the Audit Committee Charter, the Audit Committee appoints the firm that will serve as the Company’s independent registered public accountants each year. Such appointment is subject to ratification by the shareholders. In the event shareholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013, the Audit Committee will review its future selection of the independent registered public accounting firm. KPMG LLP was the independent registered public accounting firm for the Company for 2012. Representatives of KPMG LLP are expected to be present and available to answer appropriate questions at the 2013 Annual Meeting, and will have an opportunity to make a statement if they so desire.

Fees

The following table and footnotes summarize the aggregate fees billed to the Company by KPMG LLP for the years indicated ($ in thousands):

	2012	2011
Audit Fees(1)	$466	$534
Audit-Related Fees(2)	—	156
Tax Fees(3)	12	12
All Other Fees	—	—
Total	$478	$702

(1)	Audit fees consisted of services billed for the audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and quarterly reviews of unaudited consolidated financial statements.
(2)	Audit related fees in 2011 consisted of services in connection with the Company's registration statements and equity and debt issuances.
(3)	Tax fees in 2012 and 2011 consisted of fees for the preparation of an update to a Section 382 ownership report.

Approval of Audit and Non-Audit Services

The Audit Committee of the Company's Board of Directors pre-approves all audit and non-audit services performed by the Company's independent registered public accountants. The Audit Committee specifically approves the annual audit services engagement. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee. The Audit Committee is authorized to delegate to the Chair of the Committee pre-approval authority with respect to permitted services. None of the services performed by KPMG LLP described above were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Shareholders are hereby notified that if they wish to include a proposal in the Company’s Proxy Statement and form of proxy relating to the 2014 annual meeting pursuant to Rule 14a-8 as promulgated under the Securities Exchange Act of 1934, a written copy of their proposal must be received at the principal executive offices of the Company no later than December 6, 2013 (based on a tentative annual meeting date of April 28, 2014 and these proxy materials for the 2013 Annual Meeting being dated April 5, 2013). To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested and should otherwise comply with Rule 14a-8.

In accordance with the Company’s bylaws, shareholders who wish to submit a proposal for consideration at the Company’s 2014 annual meeting of shareholders other than pursuant to Rule 14a-8 must deliver a copy of their proposal to the Company at its principal executive offices no later than January 28, 2014 (based on a tentative annual meeting date of April 28, 2014). Also in accordance with the Company’s bylaws, shareholders who wish to make a nomination for director for consideration at the Company’s 2014 annual meeting must deliver a copy of their nomination to the Company at its principal executive offices no later than December 29, 2013 (based on a tentative annual meeting date of April 28, 2014).

2012 ANNUAL REPORT

A copy of James River’s 2012 Annual Report on Form 10-K for the year ended December 31, 2012, is being furnished herewith. Any record or beneficial shareholder as of the Record Date may request a copy of any exhibits to the 2012 Annual Report on Form 10-K, upon payment of James River’s reasonable expenses in furnishing the exhibits, by submitting a written request to:

James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, Virginia 23219
Attn.: Secretary

If the person requesting exhibits was not a shareholder of record on the Record Date, the request must include a representation that the person was a beneficial owner of Common Stock on that date.

EXPENSES OF SOLICITATION

All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith and soliciting proxies will be paid by the Company. It is estimated that such costs will be nominal. The Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of stock. The solicitation of proxies will be conducted primarily by mail but may include telephone, electronic or oral communications by directors, officers or regular employees of the Company, acting without special compensation. We have also retained Morrow & Co. to solicit proxies for a fee of $7,000, plus expenses.

OTHER MATTERS

The Board of Directors does not know of any other matters to come before the 2013 Annual Meeting; however, if any other matters properly come before the 2013 Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the 2013 Annual Meeting, such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed, unless the vote of a greater number is required by law.

Date: April 5, 2013

JAMES RIVER COAL COMPANY
901 E. BYRD STREET, SUITE 1600
RICHMOND, VIRGINIA 23219

James River
COAL COMPANY

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of the following nominees as directors: For the term to expire in 2016: 01 - Leonard J. Kujawa 02 - Peter T. Socha

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. Approval of potential common stock issuances.	☐	☐	☐
3. Non-binding resolution to approve the compensation of the Company's Named Executive Officers.	☐	☐	☐
4. Ratification of the appointment of KPMG LLP as independent registered public accountants for 2013.	☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting. *Please sign exactly as your name appears hereon.* When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. *Make sure that the name on your stock certificate(s) is exactly as you indicate below.*

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 1 5 3 4 3 8 2

01M7OC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

James River
COAL COMPANY

Proxy — JAMES RIVER COAL COMPANY

901 E. BYRD STREET
SUITE 1600
RICHMOND, VIRGINIA 23219

This Proxy is Solicited on Behalf of the Board of Directors.

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of James River Coal Company, a Virginia corporation (the "Company"), do hereby nominate, constitute, and appoint Peter T. Socha and Samuel M. Hopkins, II, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock, par value $0.01 per share, of the Company, standing in my name on its books on March 11, 2013, at the 2013 Annual Meeting of its Shareholders to be held at the Company's principal office on May 13, 2013 at 9:00 a.m., local time, or at any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED SELF-ADDRESSED ENVELOPE.